Exhibit 99

MEDIA CONTACT:

Peggy A. Palter

(847) 286-8361

FOR IMMEDIATE RELEASE:

January 4, 2001

SEARS DECEMBER COMPARABLE SALES DECLINE 1.1 PERCENT

Company Announces Fourth Quarter Charge

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. announced total domestic store revenues for the five weeks ending December 30, 2000 were $4.42 billion. Comparable domestic store revenues decreased 1.1 percent. Total domestic store revenues decreased 0.1 percent compared to $4.43 billion for the five weeks ending January 1, 2000.

"Like other retailers, general industry softness and difficult weather conditions dampened our holiday season sales," said Chairman and Chief Executive Officer Alan J. Lacy. "Despite the challenging environment, we posted solid sales in a number of leadership categories. In hardlines, appliances posted solid gains, while sporting goods and lawn and garden generated strong increases. Footwear and home fashions also performed well. Off the mall, we were very pleased with the results posted by Sears Tire Group and The Great Indoors, which both showed double-digit increases."

	Sears, Roebuck and Co.
	5 Weeks	48 Weeks
2000 Domestic Store Revenues*	$ 4,422,300,000	$28,190,400,000
1999 Domestic Store Revenues*	4,426,100,000	27,196,800,000
Percent Change	(0.1)%	3.7%
Comparable Domestic Stores Percent Change	(1.1)%	2.4%

2000 Total Revenues*	$ 5,612,100,000	$38,134,100,000
1999 Total Revenues*	5,587,600,000	36,807,700,000
Percent Change	0.4%	3.6%

*Revenue amounts for both 1999 and 2000 reflect the implementation of the SEC staff accounting bulletin (SAB No. 101) for licensed business revenue.

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SEARS/Add One

Company Records Fourth Quarter Charges for Store Closures and Asset Impairment

The company also announced that it had initiated the closing of 89 under-performing stores, including 53 NTB stores, 30 hardware stores and 4 full-line stores (2 include Sears Auto Centers). The store closings were announced to affected associates on December 29, 2000. The company plans to complete the closings in the first quarter of 2001. Fourth quarter 2000 results will include a non-recurring pre-tax charge of approximately $150 million ($100 million after tax) related to asset write-downs, severance and other exit costs.

Fourth quarter results will also include a one-time pre-tax charge of approximately $115 million ($100 million after tax) related to Sears Termite and Pest Control. Due to ongoing and anticipated future losses, a long-term asset impairment expense is being recognized in fiscal 2000. The impairment expense primarily represents a non-cash charge for goodwill.

"Our actions reflect our heightened focus on productivity and returns. We will continue to identify opportunities to more effectively deploy resources and enhance overall company profitability," said Lacy. "By closing under-performing NTB and hardware stores we will enhance the profitability of Sears off-the mall businesses. Sears Termite and Pest control is a non-core business for Sears, and we are evaluating strategic options for this business."

Certain statements contained in this press release are forward-looking and as such involve risks and uncertainties that could cause actual results to differ materially. The company's forward-looking statements are based on assumptions about many important factors, including competitive conditions in the retail industry, changes in consumer confidence and spending, general United States economic conditions such as higher interest rates and normal business uncertainty. The company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available.

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SEARS/Add Two

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of nearly $40 billion. The company serves families across the country through approximately 860 full-line department stores, approximately 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

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